Exhibit 99.2

Energy Cloud I Acquisition Corporation
Company No. 2071142

(the “Company”)

Written resolutions of all the directors of the Company (“Directors”) adopted pursuant to Section 129 of the BVI Business Companies Act, 2004 (the “Act”) and the memorandum and articles of association of the Company (the “Mem & Arts”).

The undersigned, being all the Directors of the Company acting by written consent without a meeting DO HEREBY CONSENT to the adoption of the following resolutions:

Each of the Directors hereby confirms that he/she has properly and duly disclosed all of his/her interests required to be disclosed to the Board of Directors of the Company and/or the Company pursuant to the Mem & Arts, the Act and/or otherwise required by any applicable law in relation to all matters being resolved upon by all the Directors as contained herein.

IT IS NOTED that the Company has proposed to raise additional capital through an initial public offering of Units consisting of its ordinary shares of no par value and one warrant to buy one ordinary share (together the “Units”) and the listing of such Units for trading on the Nasdaq Stock Market LLC. In connection with the foregoing, the Company wished to establish a compensation committee of the board of Directors of the Company to satisfy the requirements of federal securities laws, the rules and regulations of the Securities and Exchange Commission (“SEC”), and the listing standards of The NASDAQ Stock Market.

RESOLVED that a compensation committee of the Board be and is hereby established with immediate effect.

RESOLVED, that each of Michael Kwei, Tianshi (Stanely) Yang, and Zeyi (Jeff) Wang be and is hereby appointed to be the members of the compensation committee upon its establishment.

RESOLVED, that Michael Kwei be and is hereby appointed as the chair of the compensation committee.

RESOLVED that the form of the Compensation Committee Charter of the compensation committee of the Board be substantially in the form attached hereto as Exhibit A be and is approved and adopted, to be immediately effective upon the establishment of the committee.

RESOLVED that each Director be and is hereby granted full authority to act on behalf of and to bind the Company, and be and is hereby authorized and empowered, in the name and on behalf of the Company, to take all such other actions and execute and deliver all such other agreements, instruments and documents as such Director shall deem necessary or desirable in order to carry out and perform the intent and purposes of the foregoing resolutions (including, where necessary, the execution of any such agreement, instrument or document as a deed and/or the affixation of the common seal of the Company), the taking of such actions or the execution and delivery of such agreements, instruments or documents by any Director pursuant to this or the foregoing resolutions to be conclusive evidence of the necessity or desirability thereof and of the authorization thereof by the Board.

RESOLVED that any and all other actions including previous actions taken by any Director prior to the effective date of these resolutions in order to carry out and perform the intent and purposes of the foregoing resolutions are hereby confirmed, ratified and approved in all respects.

These resolutions may be executed by facsimile and in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned Directors have caused these written resolutions to be executed on November 15, 2021.

Kong, Qingxun (Kenn)

Chen, Shuyi

Yang, Zhijiang

Zhang, Wenhui

Yang, Tianshi (Stanley)

Wang, Zeyi (Jeff)

Kwei, Michael

EXHIBIT A

FORM OF COMPENSATION COMMITTEE CHARTER

ENERGY CLOUD I ACQUISITION CORPORATION

COMPENSATION COMMITTEE CHARTER

The following Compensation Committee Charter (the “Charter”) was adopted by the Board of Directors (the “Board”) of Energy Cloud I Acquisition Corporation, a British Virgin Islands company (the “Company”).

1. Members. The Board shall appoint the members of the Compensation Committee (the “Committee”). The Committee shall be comprised of at least two directors of the Board, and must be comprised solely of “independent” directors of the Board who shall also satisfy such other criteria imposed on members of the Committee pursuant to the federal securities laws and the rules and regulations of the Securities and Exchange Commission (“SEC”), the listing standards of the NASDAQ Stock Market or such other national securities exchange which the Company’s securities are then listed (the “Principal Market”), any other applicable laws or regulations, and any additional requirements that the Board deems appropriate. The term “independent director” means a director who (i) meets the definition of “independence” under the rules and regulations of the SEC and the Principal Market, (ii) is a “non-employee director” within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, as amended, and (c) is an “outside director” under the regulations promulgated under Section 162(m) of the Internal Revenue Code of 1986, as amended. Each appointed member of the Committee may be removed by the Board at any time, with or without cause. Unless the Board elects a Chair of the Committee, the Committee shall elect a Chair by majority vote. Each Committee member shall have one vote.

2. Purpose. In addition to such other duties as may be assigned to the Committee by the Board from time to time, the purpose of the Committee is to represent and assist the Board in (a) discharging its responsibilities for approving and evaluating the officer compensation plans, policies and programs of the Company, (b) reviewing and recommending to the Board regarding compensation to be provided to the Company’s employees and directors, and (c) implementing and administering the equity compensation plans of the Company. The Committee shall ensure that the Company’s compensation programs are competitive, designed to attract and retain highly qualified directors, officers and employees, encourage high performance, promote accountability and assure that employee interests are aligned with the interests of the Company’s shareholders.

3. Duties and Responsibilities. The Committee shall, among its duties and responsibilities as may be delegated to the Committee by the Board, and in addition to any duties and responsibilities imparted to the Committee by the SEC or any applicable Principal Market or any other applicable laws or regulations:

a)	Determine, in executive session at which the Chief Executive Officer of the Company (the “CEO”) is not present, the compensation for the Company’s CEO or President, if such person is acting as the CEO.

b)	Review and determine the compensation of the executive officers of the Company other than the CEO based upon the recommendation of the CEO and such other customary factors that the Committee deems necessary or appropriate.

c)	Recommend awards and/or bonuses to be granted to executive officers of the Company under the Company’s equity plans and other compensation or benefit plans or policies as approved by the Board or the Committee.

d)	Approve the overall amount or percentage of plan and/or bonus awards to be granted to all Company employees and delegate to the Company’s executive management the right and power to specifically grant such awards to each Company employee within the aggregate limits and parameters set by the Committee.

e)	Review and evaluate the performance of the CEO and the other executive officers of the Company.

f)	Review and approve the design of other benefit plans pertaining to executives and employees of the Company.

g)	Prepare and approve such reports on compensation as are necessary for filing with the SEC and other government bodies, including in the Company’s annual proxy statement.

h)	Review, recommend to the Board, and administer all plans that require “disinterested administration” under Rule 16b-3 under the Securities Exchange Act of 1934, as amended.

i)	Approve the amendment or modification of any compensation or benefit plan pertaining to executives or employees of the Company that does not require shareholder approval.

j)	Review and recommend to the Board the adoption of or changes to the compensation of the Company’s independent directors.

k)	Retain (at the Company’s expense) compensation consultants, legal counsel or other advisors, and obtain assistance from members of management, in each case, as the Committee deems appropriate in the exercise of its authority.

l)	Make reports and recommendations to the Board within the scope of its functions and advise the officers of the Company regarding various personnel matters as may be raised with the Committee.

m)	Approve all special perquisites, special cash payments and other special compensation and benefit arrangements for the Company’s executive officers and employees.

n)	Review the form, terms and provisions of employment and similar agreements with the Company’s executive officers and any amendments thereto.

o)	To the extent the same has been adopted, review, at least annually, the compensation philosophy of the Company.

The powers and responsibilities delegated by the Board to the Committee in this Charter or otherwise shall be exercised and carried out by the Committee as it deems appropriate without requirement of Board approval, and any decision made by the Committee (including any decision to exercise or refrain from exercising any of the powers delegated to the Committee hereunder) shall be at the Committee’s sole discretion. While acting within the scope of the powers and responsibilities delegated to it, the Committee shall have and may exercise all the powers and authority of the Board. To the fullest extent permitted by law, the Committee shall have the power to determine which matters are within the scope of the powers and responsibilities delegated to it. To the extent that the Company’s securities are not listed or quoted on a Principal Market, the Committee shall determine which of the aforementioned duties and responsibilities it shall undertake or shall be applicable to the Committee.

4. Meetings; Reports. The Committee will meet as often as it deems necessary or appropriate (but no less than annually), in its judgment, either in person or telephonically, and at such times and places as the Committee members determine. The majority of the members of the Committee constitutes a quorum and shall be empowered to act on behalf of the Committee. Minutes will be kept of each meeting of the Committee. The Chairman of the Committee shall report to the Board following meetings of the Committee and as otherwise requested by the Chairman of the Board. The Committee shall also make reports and recommendations to the Board within the scope of its functions.

5. Advisors. The Committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser. The Committee shall be directly responsible for the appointment, compensation and oversight of the work of any compensation consultant, legal counsel and other adviser retained by the Committee. The Company shall provide for appropriate funding, as determined by the Committee, for payment of reasonable compensation to a compensation consultant, legal counsel or any other adviser retained by the Committee.

Before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the Committee shall consider the independence of each such adviser by taking into account the following factors and any other factors required by the Principal Market or the SEC and corresponding rules that may be amended from time to time, including any exceptions permitted by such rules:

(i)	the provision of other services to the Company by the person that employs the compensation consultant, legal counsel or other adviser (the “Advisory Firm”);

(ii)	the amount of fees received from the Company by the Advisory Firm, as a percentage of the total revenue of the Advisory Firm;

(iii)	the policies and procedures of the Advisory Firm or other advisors that are designed to prevent conflicts of interest;

(iv)	any business or personal relationship of the compensation consultant, legal counsel or other advisors with a member of the Committee;

(v)	any stock of the Company owned by the compensation consultant, legal counsel or other advisors; and

(vi)	any business or personal relationship of the compensation consultant, legal counsel or other advisors or the Advisory Firm.

6. Review of Charter. The Committee shall review this Charter at least annually and recommend any changes thereto to the Board.

7. Self Assessment. The Committee will annually evaluate the Committee’s own performance and report that it has done so to the Board.

8. Delegation by Committee. The Committee may delegate authority consistent with this Charter to one or more Committee members or subcommittees comprised of one or more Committee members when appropriate. Any such member, members or subcommittee shall be subject to this Charter. The decisions of any such member, members or subcommittees to which authority is delegated under this paragraph shall be presented to the full Committee at its next regularly scheduled meeting.

9. Amendment. Any amendment or other modification of this Charter shall be made and approved by the full Board.

10. Disclosure of Charter. If required by the rules of the SEC or any Principal Market, this Charter, as amended from time to time, shall be made available to the public on the Company’s website or filed with the SEC.